SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: September 9, 2006

MEMS USA, INC.
(Formerly Lumalite Holdings, Inc.)
(Exact name of registrant as specified in charter)

Nevada	0-4846-3	82-0288840
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

5701 Lindero Canyon Rd., #2-100
Westlake Village, CA 91362
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (818) 735-4750

Item 1.02: Termination of a Material Definitive Agreement.

On November 10, 2005, MEMS USA, Inc. (OTCBB:MEMS) (the "Registrant") entered into a SICAV ONE Securities Purchase Agreement and a SICAV TWO Securities Purchase Agreement (collectively, the "First Purchase Agreements") with Mercatus & Partners, Limited, a United Kingdom private limited company ("Mercatus"). Pursuant to the First Purchase Agreements, Mercatus agreed to purchase a cumulative total of 3,060,000 shares of the Registrant's common stock, as previously reported in the Registrant’s Form 10-KSB for the period ending on September 30, 2005. The Registrant delivered these shares pursuant to the terms of the First Purchase Agreements prior to the end of November, 2005, and Mercatus was contractually required to pay for such shares within thirty days of their delivery. No payment was received by the Registrant and, after extensive negotiations, the Registrant ordered the cancellation of the share certificates. On September 9, 2006, the Registrant terminated the First Purchase Agreements.

On November 12, 2005, the Registrant entered into a SICAV ONE Securities Purchase Agreement and a SICAV TWO Securities Purchase Agreement with Mercatus (the “Second Purchase Agreements”). Pursuant to the Second Purchase Agreements, Mercatus agreed to purchase a cumulative total of 340,000 shares of the Registrant's common stock, as previously reported in the Registrant’s Form 10-KSB for the period ending on September 30, 2005. The Registrant delivered these shares pursuant to the terms of the Second Purchase Agreements prior to the end of November, 2005, and Mercatus was contractually required to pay for such shares within thirty days of their delivery. No payment was received by the Registrant and, after extensive negotiations, the Registrant ordered the cancellation of the share certificates. On September 9, 2006, the Registrant terminated the Second Purchase Agreements.

In summary all 3,400,000 treasury shares were retired and restored to the status of authorized but, unissued shares of the Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMS USA, INC.
(Registrant)

Date:  September 9, 2006

By: /s/ James A. Latty	By: /s/ Richard W. York
James A. Latty, Chief Executive Officer	Richard W. York, Chief Financial Officer